Exhibit 10.13

Waterfront Place 1 Eagle Street Brisbane QLD 4000 GPO Box 9925 QLD 4001 Tel (07) 3228 9333 Fax (07) 3228 9444 www.corrs.com.au

Sydney Melbourne Brisbane Perth

Alchemia Limited

Audeo Oncology, Inc.

Transition Services Agreement

Ref: SD/JAEN ALCH16282-9082438 7391929/2

© Corrs Chambers Westgarth

Contents

1	Interpretation	1

	1.1 Demerger Deed	1
	1.2 Definitions	1
	1.3 Interpretation	2
	1.4 Joint and several liability	3
	1.5 Separate obligations	3

2	Term	3

	2.1 Commencement Date	3
	2.2 Expiry date	4

3	Services	4

4	Fees and payment	4

	4.1 Transition Services	4
	4.2 Invoicing	4
	4.3 Invoices for Monthly Service Charge	4
	4.4 Changes in scope and fees	4
	4.5 Payment and interest	6

5	Limitations to Transition Services	6

	5.1 Acknowledgment	6
	5.2 Manner of performance	6

6	Transition process	6

7	Access, privacy and confidentiality	6

	7.1 Access	6
	7.2 Privacy	7
	7.3 No disclosure of Confidential Information	7
	7.4 Return of Confidential Information upon termination	8

8	Provision of Transition Services	8

	8.1 Nature of relationship	8
	8.2 Obligations of Alchemia	8
	8.3 Obligations of Audeo Oncology	9
	8.4 Leave during provision of services	9
	8.5 Termination of employment	9
	8.6 No offers of employment	9
	8.7 Intellectual Property	10
	8.8 Alchemia Indemnity	10

9	Secondment	10

	9.1 Notification to Secondees	10
	9.2 Period of Secondment	10
	9.3 Nature of relationship	11
	9.4 Secondment position	11

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	9.5 Obligations of Alchemia	11
	9.6 Secondment Fee	11
	9.7 Obligations of Audeo Oncology	12
	9.8 Leave during Secondment	12
	9.9 Human resources issues	12
	9.10 No offers of employment	13
	9.11 Intellectual Property	13
	9.12 Confidentiality	13
	9.13 Sharing of Information	13
	9.14 Insurance	13
	9.15 Workplace health and safety	14
	9.16 Alchemia Indemnity	14

10	Limitation of liability and warranties	15

	10.1 No liability	15
	10.2 Limitation of liability	15
	10.3 Maximum liability	15
	10.4 Exclusion of liability	15
	10.5 Time limit	16
	10.6 No warranties	16
	10.7 Competition and Consumer Act	16
	10.8 Mutual representations and warranties	16

11	Force majeure	16

	11.1 Notification	16
	11.2 Action to be taken	17

12	GST	17

	12.1 Construction	17
	12.2 Consideration GST exclusive	17
	12.3 Payment of GST	17
	12.4 Timing of GST payment	17
	12.5 Tax invoice	18
	12.6 Adjustment event	18
	12.7 Reimbursements	18
	12.8 No Merger	18

13	Relationship with Demerger Deed	18

	13.1 Inconsistency	18
	13.2 Breach or termination	18

14	Termination	18

	14.1 Termination	18
	14.2 Termination by Alchemia	18
	14.3 Termination by Audeo Oncology	19
	14.4 Termination of agreement for cause	19
	14.5 Termination for insolvency	19
	14.6 Mutually agreed termination	19
	14.7 Consequences of termination	19

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	14.8 Payment of outstanding fees	19
	14.9 Continuing clauses	20

15	General	20

	15.1 Entire understanding	20
	15.2 Further assurances	20
	15.3 No waiver	20
	15.4 Severability	20
	15.5 Successors and assigns	21
	15.6 No Assignment	21
	15.7 Consents and approvals	21
	15.8 Amendments	21
	15.9 Costs and duties	21
	15.10 Notices	21
	15.11 Subcontracting	22
	15.12 Relationship of the parties	22
	15.13 Counterparts	23
	15.14 Governing law and jurisdiction	23

Schedule 1 — Transition Services		24

Schedule 2 — Letter to Secondees		25

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Date

Parties

Alchemia Limited ACN 071 666 334 of Eight Mile Plains, Brisbane, Queensland 4113 (Alchemia)

Audeo Oncology, Inc., a Delaware incorporated company (Audeo Oncology)

Background

A	Under the Demerger Deed, Alchemia and Audeo Oncology have agreed to demerge Audeo Oncology from the Alchemia Group.

B	As required by Alchemia, Audeo Oncology agrees to provide or procure the provision of the Transition Services for the Term and the Secondees for the first 6 months of the Term to Alchemia on the terms of this document.

Agreed terms

1	Interpretation

1.1	Demerger Deed

Terms defined in the Demerger Deed have the same meaning in this document unless defined otherwise.

1.2	Definitions

In this document, unless the context otherwise requires:

Board means the board of directors of Alchemia.

Demerger Deed means the demerger deed dated on or about the date of this document between Alchemia and Audeo Oncology describing the transitional arrangements and ongoing relationship between Alchemia and Audeo Oncology.

Force Majeure anything outside the reasonable control of a party, including but not limited to, acts of God, fire, storm, flood, earthquake, explosion, accident, acts of the public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine restriction, industrial action, or any act or omission of any government or Government Agency.

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Government Agency means any government or any governmental, semi-governmental or judicial entity or authority. It also includes any self-regulatory organisation established under statute or any stock exchange.

Implemented has the meaning given to that term in the Demerger Implementation Agreement.

Insolvency Event means in respect of a party (other than for the purpose of solvent reconstruction or amalgamation):

(a)	a receiver, receiver and manager, liquidator, provisional liquidator, trustee, administrator, controller, inspector appointed under any companies or securities legislation, or another similar official, is appointed in respect of that party or any of its property, or any security is enforced over any substantial part of its assets;

(b)	the party ceases to carry on all or substantially all of its business, is unable to pay its debts when due, or is deemed unable to pay its debts under any law, or makes an assignment for the benefit of, or enters into or makes any arrangement or compromise with, that party’s creditors or threatens to do so, or stops payments to its creditors generally;

(c)	the party is, becomes, or is deemed to be insolvent or bankrupt; or

(d)	a distress, attachment or other execution is levied or enforced upon or commenced against any substantial part of its assets and is not stayed within 14 days.

Out-of-Pocket Expenses means Audeo Oncology’s or an Audeo Oncology employee’s reasonable out-of-pocket expenses incurred in providing the Transition Services, including travel and accommodation.

Monthly Service Charge means:

(a)	for the first 6 month of the Term, $18,000 payable by Alchemia for the provision of the Transition Services, plus Out-of-Pocket Expenses; and

(b)	after the first 6 month of the Term, $2,043 payable by Alchemia for the provision of the Transition Services, plus Out-of-Pocket Expenses,

as varied from time to time in accordance with the terms of this documents. For the avoidance of doubt, the Monthly Service Charge is exclusive of the Secondment Fee set out in clause 9.6.

Secondment means the secondment of the Secondees from Alchemia to Audeo Oncology.

Secondees means Peter Smith and Charles Walker.

Term means the period set out in clause 2.

Transition Services means any of the services set out in the schedule.

1.3	Interpretation

In this document, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

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(b)	a gender includes the other genders;

(c)	the headings are used for convenience only and do not affect the interpretation of this document;

(d)	other grammatical forms of defined words or expressions have corresponding meanings;

(e)	no rule of construction will apply to the disadvantage of a party because that party drafted, put forward or would benefit from any term;

(f)	a reference to a document includes the document as modified from time to time and any document replacing it;

(g)	if something is to be done on a day which is not a Business Day then it must be done on the next Business Day;

(h)	the word “person” includes a natural person and any body or entity whether incorporated or not;

(i)	the word “month” means calendar month and the word “year” means 12 months;

(j)	the words “in writing” include any communication sent by letter, facsimile transmission or email or any other form of communication capable of being read by the recipient;

(k)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) includes that statute as amended, consolidated, re-enacted or replaced from time to time;

(l)	wherever “include” or any form of that word is used, it must be construed as if it were followed by “(without being limited to)”;

(m)	money amounts are stated in Australian currency unless otherwise specified; and

(n)	a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body.

1.4	Joint and several liability

Any provision in this document which binds more than one person binds all of those persons jointly and each of them severally.

1.5	Separate obligations

Each obligation imposed on a party by this document in favour of another is a separate obligation.

2	Term

2.1	Commencement Date

This document commences on the Implementation Date.

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2.2	Expiry date

This document will continue until terminated in accordance with clause 14.

3	Services

Conditional upon the Scheme being Implemented, Audeo Oncology will provide the Transition Services to Alchemia:

(a)	for the first 6 months of the Term, for 2 days per week (by 2 people working 1 day per week each); and

(b)	after the first 6 month of the Term, for 1 day per week (by 1 person working 1 day per week),

and otherwise in accordance with the terms of this document.

4	Fees and payment

4.1	Transition Services

In consideration of the performance of any Transition Services in any month during the Term by Audeo Oncology, Alchemia must pay Audeo Oncology the Monthly Service Charge invoiced to it in accordance with the terms of this document.

4.2	Invoicing

Following the end of each calendar month during the Term, Audeo Oncology will issue an invoice to Alchemia for the Monthly Service Charge.

4.3	Invoices for Monthly Service Charge

(a)	Each invoice for the Monthly Service Charge will set out for the relevant month:

(i)	the Monthly Service Charge; and

(ii)	all associated Out-of-Pocket Expenses.

(b)	If reasonably required, Alchemia may request Audeo Oncology to provide:

(i)	further information setting out in reasonable detail the tasks undertaken by or on behalf of Audeo Oncology over the preceding month; and

(ii)	a statement setting out in reasonable detail the calculation of the amounts shown in the invoice so that they can be determined to be in accordance with the provisions of this document.

4.4	Changes in scope and fees

(a)

A party may request a review of the Monthly Service Charge if that party considers that the relevant Audeo Oncology employee is engaged in providing the relevant Transition Services to a greater or lesser extent than that contemplated in the Monthly Service Charges.

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(b)	If a party requests a fee review under clause 4.4(a), the parties will negotiate in good faith to agree revised fee arrangements within 10 days of the date that the party requested the fee review under clause 4.4(a) (Fee Review Request Date).

(c)	If the parties are unable to agree revised fee arrangements under clause 4.4(b), the parties must endeavour to agree upon the appointment of a suitably qualified and experienced person to determine the revised fee arrangements (Expert).

(d)	If the parties are unable to agree upon the appointment of an Expert within 20 days of the Fee Review Request Date, then the Expert will be the first person on the list of potential suitably qualified and experienced nominees provided by the President (or Acting President) for the time being of the Institute of Chartered Accountants of Australia at the request of Audeo Oncology.

(e)	If the Expert is determined under clause 4.4(d), the parties must comply with, and do all things necessary to satisfy and to give effect to, the reasonable requirements of that person (including providing relevant indemnities and paying any charges or fees (which charges or fees will be borne by the parties as to 50% each)).

(f)	The Expert must be engaged on terms which require the Expert to use the Expert’s best endeavours to make a determination within 10 days after the Expert’s appointment, or such other timeframes as the parties may agree.

(g)	The Expert will determine the revised fee arrangements, as at the Fee Review Request Date, on the following basis:

(i)	the fee that would have been paid by a knowledgeable and willing (but not anxious) recipient of the relevant Transition Services to a knowledgeable and willing (but not anxious) provide of relevant Transition Services dealing at arm’s length; and

(ii)	otherwise the valuation methodologies to be applied are to be determined by the Expert in its own discretion, taking into account usual and prudent industry practices.

(h)	Unless there is a manifest error, the Expert’s determination will not be capable of review or appeal, and will be final and binding upon the parties.

(i)	In making the determination, the Expert will be deemed to be acting as an expert and not as an arbitrator, and the laws relating to commercial arbitration will not apply to the Expert, the Expert’s determination or the means by which the Expert makes the determination.

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(j)	Each party will be entitled to submit such evidence to the Expert as the Expert may reasonably allow or require, and will provide all information (written or oral) which the Expert may reasonably request, provided that:

(i)	all oral evidence must be presented in the presence of the other parties; and

(ii)	copies of all written evidence must be given to all other parties.

(k)	The Expert may consult such legal, technical and financial experts as the Expert, in his or her absolute discretion, thinks fit.

(l)	The costs of the Expert, and of any legal, technical and financial experts consulted by the Expert, will be borne by the parties as to 50% each.

4.5	Payment and interest

(a)	A party must pay fees under this document 14 days after the month in which the invoice was received for such services.

(b)	No interest will be payable by a party if that party fails to pay on the due date any amount which that party is obliged to pay under this document.

5	Limitations to Transition Services

5.1	Acknowledgment

The parties agree that the limitations in this clause 5 apply with respect to the provision or procurement of the provision of the relevant Transition Services.

5.2	Manner of performance

Audeo Oncology will use reasonable endeavours to perform or have performed the Transition Services consistent with practices in effect with respect to the provision of like services by or to Alchemia in the 6 months prior to the Implementation Date, including with respect to the type, quality and timeliness of such the Transition Services.

6	Transition process

Alchemia and Audeo Oncology must each use all reasonable endeavours and act in close consultation and cooperation with each other to enable Alchemia to become independent of Audeo Oncology with respect to the Transition Services as soon as commercially practicable, and in any event no later than the end of the Term.

7	Access, privacy and confidentiality

7.1	Access

(a)	Each party must provide the other party with reasonable access to its personnel, premises and assets to the extent reasonably required to receive the relevant Transition Services under this document.

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(b)	The parties acknowledge that each party will be entitled to provide direction to personnel of the other parties to the extent reasonably necessary to facilitate receipt or performance of the relevant Transition Services.

(c)	Each party must maintain adequate security measures and procedures to prevent unauthorised access to, or use of, the relevant Transition Services and must take all measures reasonably required by the other parties.

(d)	Each party must follow documented processes, policies and procedures (including in relation to safety) of the other parties that are reasonably notified to it from time to time and must not allow access to or use of relevant Transition Services by any third party without the prior written consent of the party providing those Transition Services (such consent will not be unreasonably withheld).

7.2	Privacy

Each party must, in respect of personal information to which that party has access as a result of this document:

(a)	comply with the relevant and applicable provisions of the Privacy Act 1988 (Cth) and such other data protection legislation and applicable codes of conduct as may be in force from time to time, including in respect of the collection, storage, use and disclosure of information, as if it were the party subject to regulation;

(b)	comply with any privacy policy which has been adopted by another party and which has been notified to the first party prior to the execution of this document as if it were bound by that policy;

(c)	comply with any reasonable written direction of another party in relation to the means of compliance with such legislation, codes of conduct or privacy policy; and

(d)	cooperate with each party in the resolution of any complaint alleging a breach of such legislation or privacy policy.

7.3	No disclosure of Confidential Information

Subject to clause 7.4, no party may directly or indirectly disclose to any other person, or use or allow to be disclosed or used for any purpose except as contemplated by this document, any Confidential Information of another party that it acquires under or as a result of this document, and must hold as confidential such information, except where:

(a)	required by law or any recognised securities exchange on which its shares or the shares of any Related Body Corporate are listed;

(b)	necessary to perform or enforce its obligations under this document;

(c)	the other party consents to its disclosure;

(d)	it is publicly available other than by breach of this document; or

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(e)	it is already in the possession of that party or comes into its possession other than by a breach of this document.

7.4	Return of Confidential Information upon termination

Upon termination or expiration of this document and upon the other party’s written request:

(a)	Audeo Oncology must return to Alchemia, or procure the return to Alchemia of, all Confidential Information of Alchemia and its Related Bodies Corporate and other materials relating to Alchemia and its Related Bodies Corporate acquired by Audeo Oncology or each of its respective employees, agents and contractors under or as a result of this document other than, Confidential Information which is located on any server of Audeo Oncology and its Related Bodies Corporate;

(b)	Alchemia must return to Audeo Oncology, or procure the return to Audeo Oncology of, all Confidential Information of Audeo Oncology and its Related Bodies Corporate and other materials relating to Audeo Oncology and its Related Bodies Corporate acquired by Alchemia or its respective employees, agents and contractors under or as a result of this document other than, Confidential Information which is located on any server of Alchemia and their Related Bodies Corporate; and

(c)	each party must promptly certify in writing to the other party that it has complied with its obligations under this clause 7.4.

8	Provision of Transition Services

8.1	Nature of relationship

(a)	At all times during the provision of the Transition Services:

(i)	each of the Audeo Oncology employees will remain an employee of the relevant member of the Audeo Oncology Group;

(ii)	nothing in this document will be taken as creating an employment relationship between any of Audeo Oncology employee and any member of the Alchemia’ Group.

(b)	The parties must use their respective best endeavours to co-ordinate the amount of time and actual times each Audeo Oncology employee spends providing the relevant Transition Services.

(c)	For the purposes of allowing the other parties to consider whether to request a fee review under clause 4.4, each party must provide the other with a monthly estimate of the amount of time actually spent by Audeo Oncology employees in providing the relevant Transition Service.

8.2	Obligations of Alchemia

During the provision of the Transition Services and for so long as a Audeo Oncology employee remains an employee of a member of the Audeo Oncology Group, Alchemia:

7391929/2	page 8

(a)	will not request such Audeo Oncology employee to provide any services to Alchemia other than those referred to or on a basis other than as set out in the schedule without the prior written consent of Audeo Oncology; and

(b)	must ensure a safe system of work for such Audeo Oncology employee and comply with all legislative requirements which relate to the health and safety of such Audeo Oncology employee.

8.3	Obligations of Audeo Oncology

During the provision of the Transition Services and for so long as an Audeo Oncology employee remains an employee of a member of the Audeo Oncology Group, Audeo Oncology will or will procure that the relevant member of the Audeo Oncology Group will:

(a)	continue to make all payments and provide all benefits to each Audeo Oncology employee as required by his or her contract of employment, applicable legislation and any applicable award or industrial agreement including without limitation:

(i)	remuneration (including salary and non-salary benefits);

(ii)	superannuation contributions; and

(iii)	entitlements to annual, sick, long service, bereavement, parental or other leave; and

(b)	continue to comply with all legislative requirements which arise as a result of the employment of each Audeo Oncology employee including, without limitation, workers compensation insurance, PAYG withholding tax, fringe benefits tax and payroll tax.

8.4	Leave during provision of services

During the provision of the Transition Services, the parties acknowledge that each Audeo Oncology employee will be entitled to sick leave, bereavement leave, and other leave in accordance with applicable legislation and the terms and conditions of their employment and any accrued annual leave or long service leave with the agreement of other party. The parties will consult in advance (where practicable) prior to Audeo Oncology approving any leave of any Audeo Oncology employee providing Transition Services.

8.5	Termination of employment

The terms of this document are subject at all times to the right of the relevant member of the Audeo Oncology Group to terminate the employment of any Audeo Oncology employee and the right of any Audeo Oncology employee to resign in accordance with the terms of each Audeo Oncology employee’s contract of employment.

8.6	No offers of employment

Alchemia must not, without the written consent of Audeo Oncology, make any offer of employment, or assist any other person to make an offer of employment, to any Audeo Oncology employee during the provision of the

7391929/2	page 9

Transition Services while such Audeo Oncology employee is an employee of a member of the Audeo Oncology Group and for the period of 6 months after the Transition Services are last provided by Audeo Oncology to Alchemia.

8.7	Intellectual Property

All right, title and interest in any intellectual property (including copyright, patent or design rights) discovered, invented, developed, modified or improved by any Audeo Oncology employee during the course of the provision of the Transition Services and while such Audeo Oncology employee is an employee of a member of the Audeo Oncology Group, either on his own or jointly with others, will be the sole and exclusive property of the relevant member of the Audeo Oncology Group.

8.8	Alchemia Indemnity

(a)	Alchemia is liable for, and indemnifies Audeo Oncology, its affiliates, and the officers and employees of Audeo Oncology and its affiliates against, all Liability incurred or suffered by Audeo Oncology in connection with any claim or demand which may be made in connection with or arising out of any act or omission of any Audeo Oncology employee in the course of the provision of the Transition Services by an Audeo Oncology employee to any member of the Alchemia Group except to the extent caused by Audeo Oncology’s negligence or its wilful act or omission.

(b)	Alchemia agrees that none of Audeo Oncology, its affiliates, or the officers and employees of Audeo Oncology and its affiliates are liable for any Liability incurred or suffered by Alchemia in connection with or arising out of any act or omission of any Audeo Oncology employee in the course of the provision of the Transition Services by a Audeo Oncology employee except to the extent caused by Audeo Oncology’s negligence or its wilful act or omission.

(c)	Audeo Oncology holds the benefit of this clause 8.8 on its own behalf and on behalf of its Related Bodies Corporate and the Representatives of Audeo Oncology and its Related Bodies Corporate.

9	Secondment

Audeo Oncology will make the services of the Secondees available to Alchemia on the terms of this clause 9.

9.1	Notification to Secondees

Audeo Oncology will notify the Secondees of the Secondment and their duties and responsibilities during the Secondment by providing them with a letter in the form set out in schedule 2.

9.2	Period of Secondment

(a)	The Secondment will commence on the Implementation Date and will continue for the first 6 months of the Term subject to earlier termination in accordance with clause 9.9.

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(b)	The parties may agree to vary the period of the Secondment at any time. Any such agreement must be in writing.

9.3	Nature of relationship

At all times during the course of the Secondment:

(a)	the Secondees will remain employees of Audeo Oncology; and

(b)	the Secondment will not create an employment relationship between the Secondees and Alchemia.

9.4	Secondment position

During the Secondment, the Secondees will report to the Board, a nominated executive director of Alchemia or such other persons as may be notified to the Secondees from time to time by Alchemia and will carry out such duties and responsibilities as may be assigned to them in accordance with that person’s supervision and direction.

9.5	Obligations of Alchemia

During the Secondment Alchemia:

(a)	will ensure that the Secondees receive access to all training, communications, equipment and resources necessary to perform the services for Alchemia;

(b)	will pay all of the costs of providing the necessary training, communications, equipment and resources referred to in clause 9.5(a) above;

(c)	must ensure a safe system of work for the Secondees and comply with all legislative requirements which relate to the health and safety of the Secondees;

(d)	will inform the Secondees of its workplace policies and procedures, and monitor the Secondees’ compliance with those policies and procedures;

(e)	must not use the Secondees for purposes other than performance of the duties which the Secondees might be required to perform for Audeo Oncology under his or her contract of employment without the prior written consent of Audeo Oncology;

(f)	will not declare the position of the Secondees redundant or purport to terminate the employment of, or otherwise discipline, the Secondees; and

(g)	must obtain the Secondees’ consent to the collection, use and disclosure of the Secondees’ personal information as is reasonably required.

9.6	Secondment Fee

(a)	Alchemia will pay Audeo Oncology a secondment fee of $13,000 (Secondment Fee) per month together with GST for the Secondment for the first 6 months of the Term.

(b)	The Secondment Fee is payable monthly in arrears.

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(c)	In the event that the parties vary either the term of the Secondment or the number of days that the Secondees are required to attend, the Secondment Fee will be varied pro-rata to reflect the changed arrangement.

9.7	Obligations of Audeo Oncology

During the Secondment, Audeo Oncology

(a)	will continue to make all payments and provide all benefits to the Secondees as required by their contract of employment, applicable legislation and any applicable award or industrial agreement including without limitation:

(i)	remuneration (including salary and non-salary benefits)

(ii)	superannuation contributions and;

(iii)	entitlements to annual, sick, long service, bereavement, parental or other leave; and

(b)	will continue to comply with all legislative requirements which arise as a result of the employment of the Secondee, including, without limitation, workers compensation insurance, PAYG withholding tax, fringe benefits tax and payroll tax.

9.8	Leave during Secondment

The parties agree that, during the Secondment

(a)	Audeo Oncology may be required from time to time to give the Secondees annual leave, long service leave, sick leave, bereavement leave, or other leave in accordance with legislation and the terms and conditions of the employment of the Secondees; and

(b)	Leave will only be approved by Audeo Oncology after consultation with Alchemia (including consultation in relation to the business and operations needs of Alchemia).

9.9	Human resources issues

(a)	The terms of the Secondment are subject at all times to the right of Audeo Oncology to terminate the employment of the Secondees and the right of the Secondees to resign in accordance with the terms of the Secondees’ contract of employment.

(b)	In the event that the employment of the Secondees is terminated for any reason during the Secondment, Audeo Oncology may nominate another person to carry out the duties of the Secondees at Alchemia.

(c)	Alchemia must provide all assistance reasonably required by Audeo Oncology for human resources issues, in respect of the Secondees (including participation in performance appraisals, career counselling and disciplinary action).

(d)	If Alchemia reasonably considers the Secondees should be subject to disciplinary action, or should have their employment terminated, then

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Alchemia must notify Audeo Oncology of the relevant circumstances as soon as possible and provide all assistance reasonably required by Audeo Oncology.

9.10	No offers of employment

Alchemia must not, without the written consent of Audeo Oncology, make any offer of employment, or assist any other person to make an offer of employment, to the Secondees during the Secondment.

9.11	Intellectual Property

Where any intellectual property is introduced to Alchemia by the Secondees, the intellectual property (including any developments, modifications or improvements) will be the sole and exclusive property of Audeo Oncology.

9.12	Confidentiality

(a)	Audeo Oncology must direct the Secondees to not at any time, either during the Secondment or after the termination of the Secondment, for any reason:

(i)	divulge any of the affairs or secrets of Audeo Oncology and/or Alchemia to any other entity or persons without the previous consent in writing of Audeo Oncology and/or Alchemia (as the case may be); or

(ii)	use or attempt to use any information in whatever form which the Secondees may acquire in the course of the Secondment in any manner which may injure or cause loss, or be calculated to injure or cause loss to Audeo Oncology and/or Alchemia.

(b)	Alchemia will not require the Secondees to disclose any confidential information belonging to Audeo Oncology and will ensure that the Secondees do not use any confidential information belonging to Audeo Oncology in the course of the Secondment.

(c)	Alchemia will advise Audeo Oncology immediately if any confidential information belonging to Audeo Oncology has been disclosed by the Secondees to Alchemia.

(d)	Audeo Oncology will not require the Secondees to disclose any confidential information belonging to Alchemia and will ensure that the Secondees do not use any confidential information belonging to Alchemia once the Secondment has come to an end.

9.13	Sharing of Information

Audeo Oncology and Alchemia agree that it will not use any information belonging to the other that it has become aware of through the Secondment that would be in breach of any laws or regulation.

9.14	Insurance

(a)	Alchemia must, for the period of the Secondment, effect and maintain a public risk insurance policy for liability in respect of the services performed by the Secondees attributable to injury, including death, or loss of damage to property.

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(b)	Alchemia will be responsible for payment of any excess amount that is payable under the public risk insurance policy for each claim made under the insurance policy.

(c)	Alchemia undertakes that:

(i)	from, and for at least seven years following, the end of the Secondment, it will continuously effect and maintain directors and officers liability insurance cover protecting the Secondees (Post-Secondment D&O Policy) which will be no less favourable to the Secondees than the Alchemia Group’s insurance policy in relation to directors and officers liability insurance as at the end of the Secondment; and

(ii)	that within seven days of a request by Audeo Oncology, it will provide Audeo Oncology with a copy of:

(A)	each certificate of currency issued by Alchemia’s insurance company or companies underwriting the Post-Secondment D&O Policy; and

(B)	to the extent it would not otherwise breach the relevant policy, each Post-Secondment D&O Policy.

9.15	Workplace health and safety

Alchemia acknowledges that Audeo Oncology has no control over the premises on which the Secondees will be providing the services and, in respect of such premises, Alchemia will take all reasonable precautions to prevent harm or injury to the Secondees, and must comply with all applicable legislation dealing with workplace health and safety.

9.16	Alchemia Indemnity

(a)	Alchemia is liable for, and indemnifies Audeo Oncology and the officers and employees of Audeo Oncology against all liability, loss and damage (including legal costs on a full indemnity basis) incurred or suffered by them in connection with any claim or demand which may be made or prosecuted in connection with or arising out of any decision, advice, recommendation or any other act or omission of the Secondees in the course of the Secondment.

(b)	Alchemia releases Audeo Oncology, and the officers, and employees of Audeo Oncology, from any liability, loss or damage incurred or suffered by:

(i)	Alchemia;

(ii)	an employee, officer, contractor, customer, supplier or agent of Alchemia; and/or

(iii)	a third party,

in connection with or arising out of any act or omission of the Secondees in the course of the Secondment.

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(c)	Audeo Oncology holds the benefit of clause 9.16 on its own behalf and on behalf of the officers and employees of Audeo Oncology.

(d)	Clause 9.16 survives the termination of the Secondment for any reason.

10	Limitation of liability and warranties

10.1	No liability

The parties shall use all reasonable endeavours to ensure continuity of provision of the relevant Transition Services. However, neither party will be liable to any party or to any other person for any failure by any person to perform its obligations under this document unless such failure is caused by the relevant party’s negligence or wilful act or omission.

10.2	Limitation of liability

(a)	Subject to clauses 10.1, 10.3(a) and 10.4, Audeo Oncology’s liability in relation to this document is limited to Alchemia direct costs incurred as a result of a breach by Audeo Oncology of its obligations under this document, subject to a minimum claim of $10,000 per event or series of related events.

(b)	Subject to clauses 10.1, 10.3(b) and 10.4, Alchemia’s liability in relation to this document is limited to Audeo Oncology’s direct costs incurred as a result of a breach by Alchemia of their obligations under this document, subject to a minimum claim of $10,000 per event or series of related events.

10.3	Maximum liability

(a)	Audeo Oncology shall not in any circumstance be liable for any losses, costs or damages incurred by Alchemia arising out of or in connection with this document exceeding $186,000. Alchemia will use reasonable endeavours to mitigate any such loss arising, and Audeo Oncology will assist Alchemia to mitigate their loss.

(b)	Alchemia shall not in any circumstance be liable for any losses, costs or damages incurred by Audeo Oncology arising out of or in connection with this document exceeding in aggregate $186,000. Audeo Oncology will use reasonable endeavours to mitigate any such loss arising, and Alchemia will assist Audeo Oncology to mitigate its loss.

(c)	For the avoidance of doubt, nothing in this document affects in any way the obligations and liabilities of any person to Alchemia who acts as an officer or employee of Alchemia, including the Secondees.

10.4	Exclusion of liability

Subject to clause 10.7, each party shall not in any circumstances be liable to the other party for any loss of profits or indirect or other consequential loss or

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damage (including any loss of business income, profits, revenue, customers, penalties, fines, damages for personal injury, use of an asset, production, contract, goodwill or loss or corruption of data and additional finance or interest costs) in relation to the provision of the relevant Transition Services or otherwise under this document.

10.5	Time limit

No claim in relation to this agreement may be made against any party more than 12 months after expiry of the Term.

10.6	No warranties

Except as set out in clause 10.8, there are no warranties (either express or implied) under this document in relation to the Transition Services or the delivery of them.

10.7	Competition and Consumer Act

Nothing in this document shall operate so as to exclude, restrict or modify the application of any of the provisions of the Competition and Consumer Act 2010 (Cth) or any equivalent State, Territory or overseas jurisdiction legislation (the Relevant Legislation), the exercise of a right conferred by such a provision, or any liability of any party for a breach of a condition or warranty implied by such a provision, where the Relevant Legislation would render it void to do so.

10.8	Mutual representations and warranties

Each party represents and warrants to the other party as at the date of this document, and at all times after the date of this document, that:

(a)	it has full power and authority to enter into, perform and observe its obligations under this document;

(b)	to its knowledge there are no actions, claims, proceedings or investigations pending or threatened against it or by it which may have a material effect on the subject matter of this document;

(c)	it has, or will have at the Implementation Date, all licences, authorisations, consents, approvals and permits required by applicable law in order to perform its obligations under this document, and otherwise complies with all laws applicable to the performance of those obligations; and

(d)	it will at all times comply with any applicable law or industry standards.

11	Force majeure

11.1	Notification

If a party is unable to perform an obligation (other than an obligation to pay money) under this document by reason of Force Majeure and that party:

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(a)	gives the other parties prompt notice of and reasonably full details of the Force Majeure and an estimate of the extent and the duration of its inability to perform; and

(b)	uses all reasonable diligence to remove or work around that Force Majeure as quickly as possible,

that obligation is suspended for the minimum extent and duration of that Force Majeure.

11.2	Action to be taken

If the Force Majeure continues more than 10 Business Days after notice is given under clause 11.1, representatives of the parties must meet to discuss in good faith a mutually satisfactory resolution to the problem. If the Force Majeure continues for more than 20 Business Days after notice is given under clause 11.1, any party may terminate the provision of the affected Transition Service or Transition Services by notice in writing to the other parties.

12	GST

12.1	Construction

In this clause 12:

(a)	words and expressions which are not defined in this document but which have a defined meaning in GST Law have the same meaning as in the GST Law;

(b)	GST Law has the same meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999; and

(c)	references to GST payable and input tax credit entitlement include GST payable by, and the input tax credit entitlement of, the representative member for a GST group of which the entity is a member.

12.2	Consideration GST exclusive

Unless otherwise expressly stated, all prices or other sums payable or consideration to be provided under this document are exclusive of GST.

12.3	Payment of GST

If GST is payable on any supply made by a party (or any entity through which that party acts) (Supplier) under or in connection with this document, the recipient will pay to the Supplier an amount equal to the GST payable on the supply.

12.4	Timing of GST payment

The recipient will pay the amount referred to in clause 12.3 in addition to and at the same time that the consideration for the supply is to be provided under this document.

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12.5	Tax invoice

The Supplier must deliver a tax invoice or an adjustment note to the recipient before the Supplier is entitled to payment of an amount under clause 12.3. The recipient can withhold payment of the amount until the Supplier provides a tax invoice or an adjustment note, as appropriate.

12.6	Adjustment event

If an adjustment event arises in respect of a taxable supply made by a Supplier under this document, the amount payable by the recipient under clause 12.3 will be recalculated to reflect the adjustment event and a payment will be made by the recipient to the Supplier or by the Supplier to the recipient as the case requires.

12.7	Reimbursements

Where a party is required under this document to pay or reimburse an expense or outgoing of another party, the amount to be paid or reimbursed by the first party will be the sum of:

(a)	the amount of the expense or outgoing less any input tax credits in respect of the expense or outgoing to which the other party is entitled; and

(b)	if the payment or reimbursement is subject to GST, an amount equal to that GST.

12.8	No Merger

This clause 12 does not merge in the completion or termination of this document.

13	Relationship with Demerger Deed

13.1	Inconsistency

In respect of transition issues, if any inconsistency arises between this document and the Demerger Deed, the Demerger Deed will prevail to the extent of that inconsistency.

13.2	Breach or termination

A breach or termination of this document will have no effect on the operation or validity of the Demerger Deed.

14	Termination

14.1	Termination

A party may only terminate this document under this clause 14.

14.2	Termination by Alchemia

At any time during the Term, Alchemia may provide Audeo Oncology with a written notice terminating the Transition Services in whole or in part, with effect from the date which is 5 Business Days after the termination notice is provided to Audeo Oncology.

7391929/2	page 18

14.3	Termination by Audeo Oncology

At any time after the date that is 2 years after the commencement of the Term, Audeo Oncology may provide Alchemia with a written notice terminating the Transition Services in whole or in part, with effect from the date which is 5 Business Days after the termination notice is provided to Alchemia.

14.4	Termination of agreement for cause

(a)	If any party (Defaulting Party) commits a material breach of this document, which is not cured within 30 days after notice of such breach from another party (Notifying Party), then the Notifying Party may, by giving written notice to the Defaulting Party, terminate this document in whole or in part as of the date specified in the notice of termination (which must be a month end).

(b)	If the Notifying Party chooses to terminate this document in part, the charges payable by the Notifying Party under this document will be equitably adjusted pro rata to reflect those Transition Services that are terminated.

14.5	Termination for insolvency

A party may terminate this document immediately by notice in writing to the other party if an Insolvency Event occurs in relation to that other party.

14.6	Mutually agreed termination

(a)	The parties may mutually agree in writing to terminate this document prior to the expiry of the Term.

(b)	Where the parties agree to terminate some but not all of the Transition Services prior to the expiry of the Term, the charges payable under this document will be equitably adjusted pro rata to reflect those Transition Services that are terminated.

14.7	Consequences of termination

(a)	Termination of this document does not affect any accrued rights or remedies of either party.

(b)	As soon as reasonably practicable and in any event no later than within 30 days of the expiration or termination of this document, each party must return or procure the return of the property (including intellectual property) of the other party to that other party.

14.8	Payment of outstanding fees

Upon termination of this document, Alchemia will pay to Audeo Oncology:

(a)	the Monthly Service Charge in full for the calendar month in which this document is terminated;

7391929/2	page 19

(b)	any Out-of-Pocket Expenses that have been incurred as at the date of termination of this document as notified to Alchemia by Audeo Oncology in writing; and

(c)	the Monthly Secondment Fee in full for the calendar month in which this document is terminated.

14.9	Continuing clauses

Clauses 1, 7.3, 7.4, 8.6, 8.7, 8.8, 10, 12, 14, 15.1 to 15.3, 15.9 and 15.14 survive termination of this document.

15	General

15.1	Entire understanding

(a)	This document, the Transaction Documents and the other agreements contemplated by this document, contain the entire understanding between the parties concerning their subject matter and supersede all prior communications between the parties.

(b)	Each party acknowledges that, except as expressly stated in a Transaction Document, that party has not relied on any representation, warranty or undertaking of any kind made by or on behalf of another party in relation to the subject matter of this document.

15.2	Further assurances

A party must, at its own expense and within a reasonable time of being requested by another party to do so, do all things and execute all documents that are reasonably necessary to give full effect to this document.

15.3	No waiver

(a)	A failure, delay, relaxation or indulgence by a party in exercising any power or right conferred on the party by this document does not operate as a waiver of that power or right.

(b)	A single or partial exercise of the power or right does not preclude a further exercise of it or the exercise of any other power or right under this document.

(c)	A waiver of a breach does not operate as a waiver of any other breach.

15.4	Severability

If any provision of this document offends any law applicable to it and is as a consequence illegal, invalid or unenforceable then:

(a)	where the offending provision can be read down so as to give it a valid and enforceable operation of a partial nature, it must be read down to the minimum extent necessary to achieve that result; and

(b)	in any other case the offending provision must be severed from this document, in which event the remaining provisions of this document operate as if the severed provision had not been included.

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15.5	Successors and assigns

This document binds and benefits the parties and their respective successors and permitted assigns under clause 15.6.

15.6	No Assignment

Except as expressly provided in this document, a party cannot assign or otherwise transfer the benefit of this document without the prior written consent of each other party.

15.7	Consents and approvals

Where anything depends on the consent or approval of a party then, unless this document provides otherwise, that consent or approval may be given conditionally or unconditionally or withheld, in the absolute discretion of that party.

15.8	Amendments

This document cannot be amended or varied except in writing signed by the parties.

15.9	Costs and duties

(a)	Except as otherwise provided in this document, each party must pay its own legal and other costs of and incidental to the preparation and completion of this document.

(b)	Alchemia must pay all stamp duty (including fines, penalties and interest) in respect of the execution, delivery and performance of this document and any agreement or document entered into or signed under this document including each Transaction Document.

15.10	Notices

Any notice or other communication to or by a party to this document:

(a)	may be given by personal service, facsimile or email;

(b)	must be in writing, legible and in English addressed as shown below:

(i)	if to Audeo Oncology:

Address:	3 Hi Tech Court, 8 Mile Plains, Brisbane, Queensland 4113
Attention:	Charles Walker
Facsimile:	+61 7 3340 0222
Email:	cwalker@alchemia.com.au

(ii)	if to Alchemia:

Address:	3 Hi Tech Court, 8 Mile Plains, Brisbane, Queensland 4113
Attention:	Tracie Ramsdale
Facsimile:	+61 7 3340 0222
Email:	teramsdale@bigpond.com

or to any other address last notified by the party to the sender by notice given in accordance with this clause;

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(c)	in the case of a corporation, must be signed by an officer or authorised representative of the sender; and

(d)	is deemed to be given by the sender and received by the addressee:

(i)	if delivered in person, when delivered to the addressee;

(ii)	if sent by facsimile transmission, on the date and time shown on the transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety and in legible form to the facsimile number of the addressee notified for the purposes of this clause; or

(iii)	if sent by email, on the date and time at which it enters the addressee’s information system (as shown in a confirmation of delivery report from the sender’s information system, which indicates that the email was sent to the email address of the addressee notified for the purposes of this clause 15.10(d)(iii)), but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee’s time), it is deemed to have been received at 9.00 am on the next Business Day.

15.11	Subcontracting

(a)	Audeo Oncology may:

(i)	subcontract any of the Transition Services to be performed by Audeo Oncology to a wholly owned subsidiary. Audeo Oncology remains responsible for the performance of its obligations under this document and subject to clause 10, bears the risk of the subcontracting arrangement; and

(ii)	replace one third party service provider for another provided that there are no material adverse effects on the Transition Services supplied to Alchemia.

(b)	Audeo Oncology is responsible for coordinating the activities of its respective third party suppliers to provide all necessary inputs to enable them to perform their respective obligations under this document.

(c)	If Audeo Oncology engages a Related Body Corporate to perform any of the Transition Services, Audeo Oncology will be treated as if it provides those Transition Services for the purposes of this document.

15.12	Relationship of the parties

(a)	The parties are independent contractors and nothing in this document creates a relationship of joint venture, partnership or principal or agent between any of the parties.

(b)	A party must not act as if, or request or attempt to request to any person that, any such relationship exists.

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(c)	No party may attempt to bind or impose any obligation on any other party or incur any joint liability without the written consent of the other party except as set out in this document.

15.13	Counterparts

This document may be executed in any number of counterparts. It comprises all the counterparts, taken together.

15.14	Governing law and jurisdiction

(a)	This document is governed by and must be construed in accordance with the laws applicable in Queensland.

(b)	The parties submit to the non-exclusive jurisdiction of the courts of Queensland in respect of all matters arising out of or relating to this document, its performance or subject matter.

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Schedule 1—Transition Services

For the first 6 months of the Term:

Service	Description
Accounting (including payroll function)	Monthly processing of Alchemia invoices, preparation of monthly management accounts, and running monthly payroll services

Administration	General office administration required for Alchemia

Management	Management of all corporate transactions, including its relationship with Dr Reddy’s

Investor relations	News and media support incorporating presentations and broker liaison as required

Facilities management	Management of Alchemia’s business facilities, including its laboratories and certain facility fee expenses (including certain salaries and wages, insurance, lab expenses (including gas), electricity, rent, repairs and other (including cleaning, rates, gardening etc))

Intellectual property management	Support regarding the management, renewal and prosecution of existing patents, including responding to any challenges

For the period after the first 6 months of the Term:

Service	Description
Intellectual property management	Support regarding the management, renewal and prosecution of existing patents, including responding to any challenges

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Schedule 2—Letter to Secondees

Dear [insert]

I refer to our recent discussions regarding your proposed secondment to Alchemia.

Term of Secondment

I confirm that you will work on secondment with Alchemia commencing on [insert]. The secondment will be for 26 days over a six month period during days to be agreed between Alchemia and Audeo Oncology. The period of the secondment may be varied at the discretion of Audeo Oncology.

Conditions of Secondment

During the secondment:

1	you will work at [insert]

2	your duties will involve [insert]

3	you will report to the Board, a nominated executive director of Alchemia or such other persons as may be notified to you from time to time by Alchemia.

4	you will be subject to the day to day direction and supervision of Alchemia and must comply with all of Alchemia’s policies and procedures; and

5	Alchemia will be responsible for ensuring that you receive all necessary training, communications, equipment and resources necessary to carry out your duties.

Your continued employment with Audeo Oncology

While you are working on secondment with Alchemia, you will continue to work for Audeo Oncology on your non seconded days and the terms of your contract of employment with Audeo Oncology will continue to apply. Your salary and all other employment related benefits will be paid by Audeo Oncology and any performance and remuneration reviews will be conducted by Audeo Oncology.

Applying for leave during the Secondment

During the Secondment, you may apply to Audeo Oncology for leave in accordance with legislation and the terms and conditions of your employment with Audeo Oncology. However, leave will only be approved by Audeo Oncology after consultation with Alchemia to ensure that the leave does not unreasonably interfere with Alchemia’s operating and business needs.

Confidential Information

You may from time to time come into possession of information which is confidential to Alchemia. It is important that you treat this information in an appropriate manner. Accordingly, you must not, except in the course of your duties, as may be required by law or with the prior consent of Alechmia:

7391929/2	page 25

1	disclose to Audeo Oncology or to any other person, whether directly or indirectly, any information of Alchemia, its clients or its business which is not in the public domain; or

2	use, copy, transmit or remove or attempt to use, copy, transmit or remove any part of the information referred to in paragraph (1).

You will also remain in possession of information which is confidential to Audeo Oncology. Similarly, you must not, during the Secondment or after the termination of the Secondment, for any reason:

3	disclose to Alchemia or to any other person, whether directly or indirectly, any information of Audeo Oncology, its clients or its business which is not in the public domain; or

4	use, copy, transmit or remove or attempt to use, copy transmit or remove any part of the information referred to in paragraph (3).

Intellectual Property

In addition:

1	all rights, title and interest in any intellectual property (including copyright, patent and design rights) which you discover, invent, develop, modify or improve, on your own or jointly with others, during the course of the secondment will be the exclusive property of Alchemia; and

2	if for any reason any contribution you may make to the discovery, invention, development, modification or improvement of any such intellectual property during the course of the secondment results in any right, title or interest vesting in you, you must unconditionally and irrevocably assign all of your right, title and interest to Alchemia.

Conduct while on Secondment

Although you continue to be employed by Audeo Oncology, your work conduct should also be in accordance with the policies and procedures in place at Alchemia.

Workplace health and safety

While you are on secondment, both Audeo Oncology and Alchemia are obliged to ensure a safe and healthy working environment for you. Should you have any concerns about your working environment whilst on secondment, please contact Audeo Oncology [insert relevant contact].

Please contact me at any time if you have any queries in relation to the secondment arrangements set out in this letter.

Yours sincerely

For and on behalf of

Audeo Oncology

7391929/2	page 26

Please sign and date the enclosed copy of this letter in the space below to confirm your acceptance of the secondment to Alchemia on the terms set out in this letter:

I hereby accept the offer of a secondment to Alchemia on the terms set out in this letter.

(Signature of Secondee)	Date

7391929/2	page 27

Executed as an agreement.

Executed by Alchemia Limited	)

/s/ Stephen Denaro		/s/ Tracie Ramsdale
Company Secretary		Director

Stephen Denaro		Tracie Ramsdale
Name of Company Secretary (print)		Name of Director (print)

Executed by Audeo Oncology, Inc.

/s/ Charles Walker
Signature

Charles Walker
by (print name)

Chief Financial Officer
its (print title)

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